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                                  EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                         BIOMET, INC. AND SUBSIDIARIES

                for the years ended May 31, 1995, 1994 and 1993
                    (in thousands except earnings per share)

                              ___________________


Computation of EPS based on simple capital
structure without regard to common stock
equivalents:
                                                                     1995                   1994                    1993
                                                                     ----                   ----                    ----
     Net income applicable to common shares                       $79,200                $69,818                 $63,961

     Weighted average number of shares
     outstanding during the year                                  115,459                115,215                 114,934

     Primary earnings per common share                               $.69                   $.61                    $.56


Computation of EPS using stock options as common stock equivalents:

A computation of EPS using stock options is not presented since their inclusion would not result in a different earnings per share amount for the years ended May 31, 1995, 1994 and 1993.